EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”), is entered into this April 25, 2013, by and between VONAGE HOLDINGS CORP., a Delaware corporation (the “Company”), and David T. Pearson (the “Executive”).
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.	Employment and Duties.
(a)General. The Executive shall serve as Chief Financial Officer and Treasurer of the Company, reporting to the Chief Executive Officer (the “CEO”) of the Company and, as requested by the Board of Directors of the Company (the “Board”), to the Board. The Executive shall have the duties, responsibilities, and authority customarily held by the chief financial officer and treasurer of a public corporation. The Executive shall also perform such other duties (which may be increased or decreased at the discretion of the CEO from time to time) as the CEO or Board may from time to time require, which shall be consistent with the general level and type of duties and responsibilities customarily associated with the positions of chief financial officer and treasurer (“Other Duties”). Other Duties may include, without limitation, investor relations, strategic planning and corporate development, and facilities. The Executive’s principal place of employment shall be the principal offices of the Company, currently located in the Holmdel, New Jersey area; provided, however, that the Executive understands and agrees that he shall be required to travel from time to time for business reasons.
(b)Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full-time working time to his duties hereunder, shall conform to and use his good faith efforts to comply with the lawful and good faith directions and instructions given to him by the CEO and, upon its request, the Board, and shall use his good faith efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Company or otherwise engage in activities that would interfere with the faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on corporate boards, with the prior consent of the CEO, the Chairman of the Board and the Lead Independent Director of the Board, (ii) serve on civic or charitable boards or engage in charitable activities without remuneration therefor, and (iii) manage his personal investments, and serve as an executor, trustee, or in a similar fiduciary capacity in connection therewith, provided that such activities do not, individually or in the aggregate, conflict materially with the performance of the Executive’s duties under this Agreement.
2.Employment “At-Will”. The Executive’s employment shall commence on May 1, 2013 (the “Effective Date”) and the period from the Effective Date through the date of the Executive’s termination of employment, as provided herein, shall be the “Term.” Continuation of the Executive’s employment with the Company throughout the Term shall be deemed an employment “at will” and the Executive’s employment may be terminated “at will” by either Executive or the Company.
3.Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:
(a)    Base Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) of not less than Four Hundred Seventy-Five Thousand Dollars ($475,000), payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its regular payroll practices for similarly situated employees, but in no event less frequently than biweekly in arrears. The Base Salary shall be reviewed for increase by the Compensation Committee of the Board in good faith, based upon the Executive’s performance, not less often than annually. The Base Salary may be increased, but not decreased below its then current level, from time to time by the Board, and as so increased shall thereafter be the “Base Salary.”
(b)     Sign-On Option Grant and Future Option Grant Opportunities. In connection with the Executive’s commencement of employment, the Executive shall be awarded, on May 3, 2013 (the “Grant Date”), a one-time sign-on nonqualified stock option grant to purchase Two Million (2,000,000) shares of the Company’s common stock  (the number of shares and exercise price being subject to adjustment based on stock splits, reverse stock splits, other adjustments, or recapitalizations between the date hereof and the Grant Date) (the “Sign-On Options”) at a price per share equal to the closing price of the Company’s common stock on the Grant Date. The Sign-On Options shall be issued pursuant to the terms and conditions of the Vonage Holdings Corp. 2006 Incentive Plan, as amended or restated from time to time (the “2006 Incentive Plan”), and the Executive’s individual stock option agreement (the “Stock Option Agreement”), in form substantially similar to that attached hereto as Exhibit A. Notwithstanding anything to the contrary in the 2006 Incentive Plan or any stock option agreement thereunder, the following provisions of this Section 3(b) shall govern the terms of the Sign-On Options (and, solely to the extent specifically provided in this Section 3(b), all other outstanding options issued by the Company to the Executive). The Sign-On Options shall vest and become exercisable as to 1/4th of the shares on each of the first, second, third and fourth anniversaries of the Grant Date (each, an “Option Vesting Date”), subject to the Executive’s continued employment on the applicable Option Vesting Date; provided, however, that all outstanding Sign-On Options shall become fully vested and exercisable if, after a Change of Control, Executive’s employment is terminated without Cause by the Company, for Good Reason by the Executive, or due to the Executive’s death or “disability” (in each case, as defined below) on or prior to the first anniversary thereof. For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the 2006 Incentive Plan; provided, however, that the acquisition of additional securities of the Company by any Person (as defined in the 2006 Incentive Plan) that, together with its Affiliates (as defined in the 2006 Incentive Plan), currently is the Beneficial Owner (as defined in the 2006 Incentive Plan) of twenty percent (20%) or more of the combined voting power of the Company’s outstanding securities shall not constitute a Change of Control. Upon a termination of the Executive’s employment without Cause by the Company or by the Executive for Good Reason (other than on or prior to the first anniversary of a Change of Control), an additional amount of the outstanding Sign-On Options granted by the Company to the Executive shall become vested and immediately exercisable as of the date of such termination in accordance with the provisions of the immediately following sentence. For each outstanding Sign-On Option, such additional amount shall be equal to the number of Sign-On Options that would have vested on the next Option Vesting Date immediately following the date of termination, multiplied by a fraction where (1) the numerator is the number of full and fractional months that had elapsed between the Option Vesting Date immediately prior to such termination and such termination date plus the number of full and fractional months remaining in the calendar quarter that includes such termination date, and (2) the denominator is twelve (12). Notwithstanding the foregoing, in no event shall the number of Sign-On Options vesting pursuant to the foregoing sentence exceed the number of Sign-On Options that would have vested on the next Option Vesting Date immediately following the date of termination. Upon a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, all outstanding options granted by the Company to the Executive (whether part of the Sign-On Options or not) shall (to the extent vested) remain exercisable for at least 180 days after the termination, or until the end of the term of the option, if earlier. Upon a termination of the Executive’s employment by the Executive without Good Reason, all vested outstanding options granted by the Company to the Executive shall remain exercisable for at least 60 days after termination, or until the end of the term of the option, if earlier. The Executive shall be considered for future option grants based on individual and Company performance (and established in conjunction with the Company’s regular equity review cycle).

(c)    Annual Cash Bonus. The Executive shall be eligible to receive an annual, discretionary cash bonus (the “Annual Bonus”) with a Target Bonus Opportunity (“TBO”) of up to 100% of the Executive’s then current Base Salary for the applicable year. Subject to Sections 4(b) and 4(c) below, for calendar year 2013, the Annual Bonus for which the Executive is eligible shall be equal to the greater of (i) $475,000 and (ii) the Annual Bonus the Executive otherwise would be eligible to receive in respect of 2013, prorated for the number of full months worked from the Effective Date through December 31, 2013. Annual Bonus payouts are not guaranteed and are granted in the Company’s sole discretion based on individual and Company performance. The Company performance targets applicable to the Executive’s Annual Bonus shall be in accordance with the Company’s annual bonus program as applicable to senior executives of the Company, as in effect from time to time. Annual Bonus payouts, if any, are generally paid in February or March of the calendar year following the calendar year in which such payout is earned, subject to the Executive’s continued employment on such payment date, except as otherwise provided in Section 4.
(d)    Employee Benefit Plans.
(i)The Executive shall be entitled to participate in all employee health and welfare plans, programs and arrangements of the Company, in accordance with their respective terms, as may be amended from time to time, on a basis no less favorable than that made available to other senior executives of the Company; provided, however, that, to the extent it does so for the CEO, the Company will pay the full cost of the following insurance benefits for the Executive and his spouse and dependents: medical, dental, vision, basic life, accidental death and dismemberment, and core long term disability. The Executive shall be eligible to participate in the Vonage medical and dental plans and the 401(k) Retirement Plan commencing on the first day of the month following the Effective Date.
(ii)The Company shall reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive for the continuation of the Executive’s current medical and dental benefits for the Executive and his spouse and dependents (and excluding all other benefits, including, without limitation, vision benefits) during the waiting period described in Section 3(d)(i) above, in the amount of 100% of such costs up to a maximum of $4,000.
(e)    Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.
(f)    Vacation. The Executive shall be entitled to 20 days paid time off in accordance with the Company’s vacation policy (but which shall not be prorated for 2013) during each fiscal year of the Term, which may be carried over to the next fiscal year of the Term to the extent otherwise permitted under the Company’s vacation policy.
(g)    Legal Fees. Upon presentation of appropriate documentation, the Company shall pay the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $15,000.
(h)    Other Benefits and Perquisites. The Executive shall be entitled to such other benefits and perquisites as may be available generally to other senior executives of the Company.

4.	Termination of Employment.
(a)    Termination for Cause; Resignation without Good Reason.

(i)    If the Company terminates the Executive’s employment for Cause, or if the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall only be entitled to payment of any unpaid Base Salary through and including the date of termination or resignation, any unpaid expense reimbursement , any accrued but unused vacation, and any other amounts or benefits required to be paid under this Agreement through the date of termination or resignation, including but not limited to those under Sections 3(e), 3(g), and 3(h) hereof (in each case only to the extent earned or accrued prior to such date of termination or resignation , or provided by law or under any plan, program, policy or practice of the Company (the “Other Accrued Compensation and Benefits”). The Executive shall have no further right under this Agreement to receive any other compensation or benefits after such termination or resignation of employment.
(ii)    For purposes of this Agreement, “Cause” shall mean: (A) any act or omission that constitutes a material breach by the Executive of his obligations under this Agreement; (B) the willful and continued failure or refusal of the Executive (not as a consequence of illness, accident or other incapacity) to perform the duties reasonably required of him hereunder; (C) the Executive’s conviction of, or plea of nolo contendere to, (x) any felony or (y) another willful crime involving dishonesty or moral turpitude or which reflects negatively upon the Company and/or its subsidiaries or affiliates (collectively, the “Company Group”) in a material manner or otherwise materially impairs or impedes the operations of the Company Group; (D) the Executive’s engaging in any willful misconduct, gross negligence or act of dishonesty with regard to the Company Group or his material duties, which conduct is injurious to the Company Group; (E) the Executive’s material breach of either a material written policy of the Company Group or, to the extent the Executive is aware of such rules or has been informed by the Company’s counsel, the relevant rules of any governmental or regulatory body applicable to the Company Group; or (F) the Executive’s refusal to follow the lawful directions of the Board; provided, however, that no event or condition described in clauses (A), (B), (E) or (F) shall constitute Cause unless (i) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination, and (ii) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty (30) day period, the Executive has not taken all reasonable steps within such thirty (30) day period to correct such grounds as promptly as practicable thereafter).
(iii)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior written consent: (A) a failure by the Company to timely pay material compensation due and payable to the Executive in connection with his employment; (B) a material diminution in the Executive’s Base Salary or TBO; (C) a material diminution of the authority, duties or responsibilities of the Executive from those set forth in this Agreement (excluding the Other Duties), including without limitation, ceasing to be the Chief Financial Officer and Treasurer of the Company (or its ultimate parent following a Change of Control); (D) the Company requiring the Executive to be based at any office or location more than fifty (50) miles from the Holmdel, New Jersey area; or (E) a material breach by the Company of its obligations under this Agreement; provided, however, that no event or condition described in clauses (A) through (E) shall constitute Good Reason unless (x) the Executive gives the Company within sixty (60) days of the occurrence of the Good Reason event, written notice of his intention to terminate his employment for Good Reason and the grounds for such termination, and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty (30) day period, the Company has not taken all reasonable steps within such thirty (30) day period to correct such grounds as promptly as practicable thereafter). Such termination for Good Reason by the Executive must occur within 120 days of the occurrence of the Good Reason event.
(b)    Termination without Cause; Resignation for Good Reason.

(i)    If the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, the Company shall pay the Executive, subject to Section 4(e) below: (A) severance pay equal to twelve (12) months of the Executive’s then-current Base Salary and an amount equal to the Executive’s full TBO for the year of termination payable by the Company in installments during its regular payroll cycle over the twelve (12) month period following the Executive’s termination of employment, provided that the first payment shall be made on the sixtieth (60th) day after the Executive’s termination of employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto, (B) a pro rata portion of the Executive’s Annual Bonus for the year of termination, if and to the extent that the Company achieves its performance metrics for such year, payable when bonuses are normally paid to other senior executives of the Company, but in no event later than March 15th of the year following the year to which such bonus relates, and (C) the Other Accrued Compensation and Benefits. The Executive shall have no further rights under this Agreement to receive any other compensation or benefits after such termination or resignation of employment.
(ii)    If, following a termination of employment without Cause or a resignation for Good Reason, the Executive materially breaches a provision of Section 5, Section 6 or Section 7 hereof, the Executive shall not be eligible, as of the date of such material breach, for the payments and benefits described in Sections 4(b)(i)(A) or (B) and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.
(c)    Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s disability, the Company shall be entitled to terminate his employment. In the event of termination of the Executive’s employment by reason of the Executive’s death or disability, the Company shall pay to the Executive (or his estate, as applicable), subject to Section 4(e) below, (i) a pro rata portion of the Executive’s Annual Bonus for the year of termination, if and to the extent that the Company achieves its performance metrics for such year, payable when bonuses are normally paid to other senior executives of the Company, but in no event later than March 15th of the year following the year to which such bonus relates, and (ii) the Other Accrued Compensation and Benefits. For purposes of this Agreement, “disability” means that the Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for 180 days in any one (1) year period. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity the Executive incurs a “separation from service” within the meaning of such term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance issued thereunder (“Section 409A”), the Executive shall on such date automatically be terminated from employment as a disability termination.
(d)    Release and Waiver. The Company shall not be required to make the payments and provide the benefits provided for under Sections 4(b)(i)(A) or (B) or, in the case of a disability termination, Section 4(c)(i), unless the Executive (or, if applicable in the case of a disability termination, the person having legal power of attorney over his affairs) executes and delivers to the Company a Separation Agreement and General Release in substantially the form attached hereto as Exhibit B (the “Release”), and such Release has become effective and irrevocable in its entirety within sixty (60) days of the Executive’s termination of employment.
(e)    Payments Subject to Section 409A.
(i)    The intent of the parties is that payments and benefits under this Agreement comply with Section 409A (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor)

that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A or the Company independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any of the Company’s plans, programs or payroll practices would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall in good faith discuss with the Executive any proposed modifications to such plans, programs or payroll practices that are reasonably necessary to comply with Section 409A. Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A and, notwithstanding anything else to the contrary herein, the members of the Company Group, and each of their respective employees or representatives, shall have no liability to the Executive with respect to the assessment of any additional income tax, interest or penalties under Section 409A.
(ii)    A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and the payment thereof prior to a “separation from service” from the Company would violate Section 409A. As permitted by Treasury Regulation 1.409A-1(h)(1)(ii), 49% shall be substituted in lieu of 20% for the average level of bona fide services performed during the immediately preceding thirty-six (36) month period in order to constitute a “separation from service”. For purposes of any provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Solely for purposes of this Section 4(e)(ii), “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.
(iii)    For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(iv)    If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B)), then with regard to any payment or the provision of any benefit that is specified herein as subject to this Section or is otherwise considered “nonqualified deferred compensation” under Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and is payable upon the Executive’s separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month-and-one-day period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period (provided that any payment measured by a change in value that continues during the Delay Period shall not be credited with interest for the Delay Period), and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(v)    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant hereto that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.
(f)    Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 21 of this Agreement.
(i)    By Company. In the event of a termination by the Company for Cause, the Notice of Termination shall (A) indicate the specific termination provision in this Agreement relied upon, (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (C) indicate the date on which such termination is effective (subject to applicable correction periods). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder to the extent that such fact or circumstance is on the same asserted basis within the definition for the termination. In the event of a termination by the Company without Cause, the Notice of Termination shall specify the date of termination, which date shall not be more than thirty (30) days after the giving of such notice.
(ii)    By Executive. In the event of a resignation by the Executive for Good Reason, the Notice of Termination shall (A) indicate the specific termination provision in this Agreement relied upon, (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (C) specify the date of termination, which date shall not be more than thirty (30) days after the giving of such notice. In the event of a resignation by the Executive other than for Good Reason, the Notice of Termination shall specify the date of termination, which date shall not be less than thirty (30) days after the giving of such notice. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder to the extent that such fact or circumstance is on the same asserted basis within the definition for the termination. In the event of a termination by the Executive without Good Reason, the Notice of Termination shall specify the date of termination, which date shall not be more than thirty (30) days after the giving of such notice.

(g)    Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer, or employee position the Executive has with members of the Company Group, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by any members of the Company Group. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

5.	Confidentiality.
(a)    Confidential Information. The Executive has entered into and is subject to the Company’s Employee Confidentiality and Innovations Agreement substantially in the form attached hereto as Exhibit C.
(b)    Exclusive Property. The Executive confirms that all Confidential Information (as defined in the Employee Confidentiality and Innovations Agreement) is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 5(b). Notwithstanding the foregoing, the Executive shall maintain ownership and use of his rolodex and other address books.
6.Noncompetition. The Executive has entered into and is subject to the Company’s Non-Compete Agreement substantially in the form attached hereto as Exhibit D.
7.Non-Solicitation and Non-Hire. The Executive has agreed and now confirms that for a period commencing on the Effective Date and ending twelve (12) months following the Executive’s termination of employment with the Company (the “Restricted Period”), other than in the good faith performance of his duties to the Company as Chief Financial Officer and Treasurer of the Company, the Executive shall not, directly or indirectly: (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then-most recent twelve (12) month period, an employee, officer, representative or agent of any member of the Company Group, or solicit or induce or attempt to solicit or induce any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with any such entities; or (b) hire, recruit or attempt to hire any person who was employed by any member of the Company Group at any time during the then-most recent twelve (12) month period; provided, that this clause (b) shall not apply to the recruitment or hiring of any individual whose employment with any member of the Company Group has been terminated for a period of six (6) months or longer; or (c) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group. Nothing in this Section 7 shall be violated by the Executive serving upon request as a reference, so long as he does not have a business relationship with the person to whom the reference is being given, and nothing in this Section 7 shall be violated by the Executive engaging in general advertising that is not specifically targeted at the persons referred to in clauses (a), (b) and (c) that have a relationship with a member of the Company Group. As used herein, the term “indirectly” shall include, without limitation, the Executive’s authorizing the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.
8.Certain Remedies.

(a)    Injunctive Relief. Without intending to limit the remedies available to either party hereto, including, but not limited to, those set forth in Section 11 hereof, each of the parties hereto agrees that a breach of any of the covenants contained in Sections 5, 6, or 7 of this Agreement may result in material and irreparable injury to the other party for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any non-breaching party shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the breaching party from engaging in activities prohibited by the covenants contained in Sections 5, 6 or 7 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the non-breaching party in lieu of, or prior to or pending determination in, any arbitration proceeding.
(b)    Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 11 hereof, the Restricted Period may, in the court’s discretion, be extended by any and all periods during which the Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 5 through 7 of this Agreement.
9.Defense of Claims. The Executive agrees that, during the Term, and for a period of six (6) months after termination of the Executive’s employment, upon request from the Company, the Executive shall cooperate with the Company in connection with any matters the Executive worked on during his employment with the Company and any related transitional matters. In addition, the Executive agrees to cooperate with any member of the Company Group in the defense of any claims or actions that are made and/or may be made by or against any member of the Company Group, except if the Executive’s reasonable interests are adverse to the Company Group in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 9.
10.Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
11.Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New Jersey in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot promptly agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. The award of the arbitrator with respect to such dispute or controversy shall be in writing with sufficient explanation to allow for such meaningful judicial review as is permitted by law, and that such decision shall be enforceable in any court of competent jurisdiction and shall be binding on the parties hereto. The remedies available in arbitration shall be identical to those allowed at law. The arbitrator shall be entitled to award to the prevailing party in any arbitration or judicial action under this Agreement reasonable attorneys’ fees and any costs of the arbitration payable by such party, consistent with applicable law; provided, that no such award shall be made against the Executive unless the arbitrator finds the Executive’s positions in such arbitration or dispute to have been frivolous or in bad faith.

12.Nonassignability; Binding Agreement.
(a)    By the Executive. This Agreement and any and all of the Executive’s rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.
(b)    By the Company. This Agreement and any and all of the Company’s rights, duties, obligations or interests hereunder shall not be assignable by the Company, except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets and then only if the Company’s obligations hereunder are assumed by the assignee.
(c)    Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or permitted assigns of the Company, and the Executive’s heirs and the personal representatives of the Executive’s estate.
13.Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.
14.Certain Payments.
(a)    Modified Cutback. If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided, that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all Federal, state, and local income, employment and excise taxes applicable to such amount. If a reduction in the Parachute Payments is required hereunder, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.
(b)    Determinations. An initial determination as to whether (i) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (ii) the amount of any reduction, if any, that may be required pursuant to subsection (a) above, shall be made by an independent accounting firm selected by the Company and reasonably acceptable to Executive (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax potentially payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

15.Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
16.Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New Jersey applicable to contracts executed in and to be performed in that State.
17.Survival of Certain Provisions. The rights and obligations set forth in Section 3(b), Sections 4 through 11, and 14 hereof shall survive any termination or expiration of this Agreement.
18.Entire Agreement; Supersedes Previous Agreements. This Agreement, together with the (i) Employee Confidentiality and Innovations Agreement, (ii) Non-Compete Agreement, (iii) 2006 Incentive Plan, (iv) Stock Option Agreement, and (v) the Indemnification Agreement, dated as of April 25, 2013, between the Company and the Executive, each as amended from time to time, contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, including, without limitation, the cover letter and employment agreement term sheet dated as of March 12, 2013. All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.
19.Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
20.Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
21.Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
23 Main Street
Holmdel, N.J. 07733
Attention: Chief Legal Officer
To the Executive:
David T. Pearson
at the last address on record with the Company;
with copy to:
David E. Rubinsky
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Email: drubinsky@stblaw.com
Fax: (212) 455-2502
All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by courier or certified or registered U.S. mail, upon receipt.
22.Severability. In the event that any court having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such other court deems it reasonable or enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement shall nevertheless remain in full force and effect.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.
VONAGE HOLDINGS CORP.
By ___/s/ Marc P. Lefar ____________
Name: Marc P. Lefar
Title: Chief Executive Officer
ACCEPTED AND AGREED:
__/s/ David T. Pearson
David T. Pearson
Date: April 25, 2013

[SIGNATURE PAGE TO PEARSON EMPLOYMENT AGREEMENT]

Exhibit A
Stock Option Agreement

VONAGE HOLDINGS CORP.
2006 INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
“Participant”: David T. Pearson
“Date of Award”: May 3, 2013
This Agreement (the “Agreement”), effective as of the Date of Award set forth above, represents the grant of Nonqualified Stock Options by Vonage Holdings Corp., a Delaware corporation (the ”Company”), to the Participant named above, pursuant to the provisions of the Vonage Holdings Corp. 2006 Incentive Plan, as amended or restated from time to time, (the ”Plan”). Capitalized terms have the meanings ascribed to them under the Plan, unless specifically set forth herein.
The parties hereto agree as follows:

1.	Grant of Options
The Company hereby grants to the Participant Nonqualified Stock Options to purchase Shares in the manner and subject to the terms and conditions of the Plan and this Agreement as follows:
(a)Number of Shares Covered by the Options: 2,000,000.
(b)“Option Price”: $ [ ] per Share.
(c)“Option Term”: The Options have been granted for a period of ten years, ending on the tenth anniversary of the Date of Award.

2.	Vesting of Options
(a)Except as otherwise provided in this Section 2, the Options shall vest and become exercisable as to 1/4th of the Shares on each of the first, second, third and fourth anniversaries of the Date of the Award (each, a “Vesting Date”), subject to the Participant’s continued employment with the Company on the applicable Vesting Date, except as otherwise provided for herein.
(b)To the extent not previously vested in accordance with this Section 2, in the event the Participant’s employment is terminated without Cause by the Company, for Good Reason by the Participant, or due to the Participant’s death or disability, in each case, on or prior to the first (1st) anniversary of a Change of Control (which, for purposes of this Agreement, shall have the meaning set forth in Section 3(b) (or any successor section thereto) of that certain Employment Agreement, dated as of April 25, 2013, by and between the Company and the Participant, as such agreement may be amended from time to time (the “Employment Agreement”)), the Options will fully vest and become exercisable upon such termination of employment.
(c)To the extent not previously vested in accordance with this Section 2, in the event of a termination of the Participant’s employment without “Cause” by the Company or by the Participant for “Good Reason” (other than on or prior to the first (1st) anniversary of a Change of Control), (i) an additional amount of the then outstanding Options granted by the Company to the Participant pursuant to this Agreement shall become vested and immediately exercisable as of the date of such

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termination in accordance with the provisions of the immediately following sentence and (ii) remain exercisable until they terminate in accordance with Section 4 below. For each outstanding Option, such additional amount shall be equal to the number of Options that would have vested on the next Vesting Date immediately following the date of termination, multiplied by a fraction where (1) the numerator is the number of full and fractional months that had elapsed between the Vesting Date immediately prior to such termination and such termination date plus the number of full and fractional months remaining in the calendar quarter that includes such termination date, and (2) the denominator is 12. Notwithstanding the foregoing, in no event shall the number of Options vesting pursuant to this Section 2(c) exceed the number of Options that would have vested on the next Vesting Date immediately following the date of termination.
(d)    To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s death (other than on or prior to the first (1st) anniversary of a Change of Control), the Options will (i) vest and become exercisable as of the date thereof as to one-half the number of unvested Shares covered thereby and (ii) remain exercisable until they terminate in accordance with Section 4 below.
(e)    To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s disability (other than on or prior to the first (1st) anniversary of a Change of Control), the Options will (i) vest and become exercisable as of the date thereof as to one-half the number of unvested Shares covered thereby and (ii) remain exercisable until they terminate in accordance with Section 4 below.
(f)     Notwithstanding anything to the contrary herein, if the Participant’s employment with the Company is terminated by the Company with Cause, the Options will terminate immediately and be of no force or effect.
(g)    To the extent vested in accordance with this Section 2, the Options will remain exercisable until they terminate in accordance with Section 4 below.
(i)    For purposes of this Section 2, the terms “Cause,” “Good Reason” and “disability” shall have the respective meanings ascribed to them in the Employment Agreement.

3.	Exercise of Options
The Options may be exercised by any means specified in Section 7(d) of the Plan, as well as by a broker cashless exercise procedure, all of which the Committee hereby approves.

4.	Termination of Options
To the extent vested in accordance with Section 2 above, the Options will terminate, and be of no force or effect, upon the earliest of:
(a)the date of termination of the Participant’s employment if such termination of employment is for Cause,
(b)180 days following termination of Participant’s employment by the Company without Cause or by the Participant for Good Reason,
(c)60 days following termination of Participant’s employment due to the Participant’s resignation without Good Reason, and
(d)the expiration of the Option Term.

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5.	Rights as Stockholder
The Participant shall have no rights as a stockholder of the Company with respect to the Shares covered by the Options until such time as the Option Price has been paid and the Shares have been issued and delivered to the Participant.

6.	Transferability
Unless permitted by the Committee in accordance with the terms of the Plan, the Options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and, during the Participant’s lifetime, may be exercised only by the Participant or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.

7.	Miscellaneous
(a)This Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.
(b)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or, the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his rights under this Agreement. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the exercise of the Option as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(c)The Options are intended not to provide for a “deferral of compensation” within the meaning of Section 409A of the Code. Notwithstanding the forgoing or any provision of the Plan or this Agreement, if any provision of this Agreement or the Plan contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision in order to comply with the requirements of Section 409A of the Code or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A of the Code, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision.
(d)Delivery of the Shares underlying the Options upon exercise will be subject to the Participant satisfying all applicable federal, state, local and foreign taxes. The Company shall have authority to deduct or withhold from all amounts payable to the Participant in connection with the Options, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law. The Participant shall have the right to cover the minimum statutory withholding by directing the Company to withhold Shares that would otherwise be received by him, by utilization of a cashless broker transaction or by any other means permitted by Section 18 of the Plan.

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(e)To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the Date of Award.

VONAGE HOLDINGS CORP.

By:________________________________
Name:
Title:

PARTICIPANT

___________________________________
Name: David T. Pearson
Title: Chief Financial Officer and Treasurer

Exhibit B
Separation Agreement and General Release

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This CONFIDENTIAL SEPARATION AGREEMENT and GENERAL RELEASE (hereinafter referred to as this “Agreement”) is made and entered into by and between David T. Pearson (“Executive”) and Vonage Holdings Corp. (defined herein to include its affiliates, subsidiaries, predecessors and successors and hereinafter referred to as “Vonage” or “the Company”), effective as of [            ] (the “Effective Date”). Executive and Vonage are hereafter referred to as the “Parties.”
WHEREAS, Executive was employed by Vonage as its Chief Financial Officer and Treasurer;
WHEREAS, Executive and Vonage entered into an Employment Agreement, dated as of April 25, 2013 (the “Employment Agreement”);
WHEREAS, [description of nature of termination];
WHEREAS, Vonage and Executive have read this Agreement and have had the opportunity to review it with their respective legal counsel; and
WHEREAS, Vonage and Executive desire to resolve any and all issues and claims between them, including without limitation Executive’s employment and his separation therefrom, as well as any and all issues and claims arising from or relating to the Employment Agreement, and to reach an amicable accord and settlement concerning their future relationship.
NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:
1.Separation and Post-Employment Benefits. Executive ceased performing duties for Vonage on [            ] (the “Termination Date”), and Executive’s services on any and all boards of directors, boards of trustees and executive and/or management committees of Vonage of which he was a member ended on such date. The terms of Executive’s separation from Vonage are now being agreed to, as described herein.
2.Salary. Executive agrees that Vonage has no obligation to make, and will not make, any additional salary payments to Executive that have not already been paid, except for any and all earned, accrued or owed amounts, but not yet paid, to which Executive is entitled up to and including the Termination Date, including any unpaid expense reimbursement , any accrued but unused vacation and any other amounts or benefits required to be paid under the Employment Agreement or provided by law or under any plan, program, policy or practice of Vonage and not including the payments or benefits described in Paragraph 5 below (“Other Accrued Compensation and Benefits”), payable in a lump sum within five (5) days after the revocation period described in Paragraph 18(d) below. Any further entitlement that Executive may have to compensation or benefits, such as the payments and benefits described in Paragraph 5 below, shall be governed by the terms of this Agreement.
3.Non-Admission. It is specifically understood and agreed that this Agreement does not constitute and is not to be construed as an admission or evidence of (a) any violation by Vonage or Executive, of any federal, state or municipal law, statute or regulation, or principle of common law or equity, (b) the commission by Executive or Vonage of any other actionable wrong, or (c) any wrongdoing of any kind whatsoever on the part of Executive or Vonage, and shall not be offered, argued or used for that purpose.
4.General Release.

(a)In exchange for the consideration provided in this Agreement, and as a material inducement for both Parties entering into this Agreement, Executive for himself, his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Paragraph 4 as “Executive”) hereby irrevocably and unconditionally waives, releases and forever discharges Vonage and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, future officers, directors, trustees, fiduciaries, administrators, executives, agents, representatives, successors and assigns (hereinafter collectively referred to for purposes of this Paragraph 4 as “Vonage”) for any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”) which he has now or in the future may claim to have against Vonage based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the Effective Date in any way whatsoever relating to or arising out of Executive’s employment with Vonage or the termination thereof. Such claims include, but are not limited to, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; any other federal, state or local statutory laws relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise, including, but not limited to, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Family Leave Act, all as amended; the common law of the State of New Jersey; any claim under any local ordinance, including, but not limited to, any ordinance addressing fair employment practices; any claims for employment or reemployment by the Company; any common law claims, including but not limited to actions in tort, defamation and breach of contract; any claim or damage arising out of Executive’s employment with or separation from Vonage (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and any and all claims for counsel fees and costs.
(b)To the fullest extent permitted by law, and subject to the provisions of Paragraphs 4(d) and 4(e) below, Executive represents and affirms that he has not filed or caused to be filed on his behalf any claim for relief against Vonage or any releasee and, to the best of his knowledge and belief, no outstanding claims for relief have been filed or asserted against Vonage or any releasee on his behalf.
(c)In waiving and releasing any and all waivable claims whether or not now known, Executive understands that this means that, if he later discovers facts different from or in addition to those facts currently known by him, or believed by him to be true, the waivers and releases of this Agreement will remain effective in all respects — despite such different or additional facts and his later discovery of such facts, even if he would not have agreed to this Agreement if he had prior knowledge of such facts.
(d)Nothing in this Paragraph, or elsewhere in this Agreement, prevents or prohibits Executive from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Executive understands that, because Executive is waiving and releasing, among other things, any and all claims for monetary damages and any other form of personal relief (per Paragraph 4(a) above), Executive may only seek and receive non-monetary forms of relief through any such claim.
(e)Nothing in this Paragraph, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by Executive of his rights under the Parties’ Indemnification Agreement,

dated as of April 25, 2013, as amended from time to time (the “Indemnification Agreement”), or any other rights to indemnification relating to his performance of services as an officer of Vonage, including but not limited to those rights to indemnification set forth in Vonage’s Certificate of Incorporation as in effect on the date hereof (the “Certificate of Incorporation”). Notwithstanding the foregoing, the provisions of this Paragraph 4(e) are intended as recitals only and are not intended to provide Executive with any additional contractual rights beyond those contained in the Indemnification Agreement or the Certificate of Incorporation. Furthermore, nothing herein shall affect Executive’s rights to Other Accrued Compensation and Benefits in accordance with the terms of this Agreement or as provided in Section 6 hereof.
5.Consideration and Post-Employment Benefits.
(a)    Vonage, for and in consideration of the undertakings of Executive set forth herein and pursuant to Paragraph 4(b)(i) of the Employment Agreement, and intending to be legally bound, and provided that Executive does not revoke this Agreement pursuant to Paragraph 18(d) below, agrees that Vonage will pay or provide the following to Executive, subject to Section 4(d) of the Employment Agreement: (1) severance pay equal to twelve (12) months of the Executive’s Base Salary (as defined in Paragraph 3(a) of the Employment Agreement) and an amount equal to the Executive’s full TBO (as defined in Paragraph 3(c) of the Employment Agreement) for the year of termination, each payable by the Company in installments during its regular payroll cycle over the twelve (12) month period following the Executive’s termination of employment, provided that the first payment shall be made on the sixtieth (60th) day after the Executive’s termination of employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto, and (2) a pro rata portion of the Executive’s Annual Bonus (as defined in Paragraph 3(c) of the Employment Agreement) for the year of termination, if and to the extent that the Company achieves its performance metrics for such year, payable when bonuses are normally paid to other senior executives of the Company, but in no event later than March 15th of the year following the year to which such bonus relates. All payments are subject to applicable tax withholding. Executive shall be solely responsible for all taxes on the payments under this Agreement.
(b)    Notwithstanding anything to the contrary herein, if Executive materially breaches provisions of Vonage’s Employee Confidentiality and Innovations Agreement, dated as of April 25, 2013 (the “Confidentiality Agreement”), Vonage’s Non-Compete Agreement, dated as of April 25, 2013 (the “Non-Compete Agreement”), or Section 7 of the Employment Agreement, Executive shall not be eligible, as of the date of such material breach, for the payments and benefits described in Paragraph 5(a) above, and any and all obligations and agreements of Vonage with respect to such payments shall thereupon cease (and Vonage shall be entitled to recoup any and all such payments and benefits previously paid or awarded to Executive).
(c)    In accordance with the provisions of Section 3(b) of the Employment Agreement, the Vonage Holdings Corp. 2006 Incentive Plan, as amended or restated from time to time (the “2006 Incentive Plan”) and the Executive’s individual stock option agreement (the “Stock Option Agreement”), the Parties agree that the equity described in those agreements shall vest and become exercisable in accordance with Section 3(b) of the Employment Agreement (the “Vested Equity”). Other than the Vested Equity, all equity awarded by Vonage to Executive has terminated and is of no further force or effect.
6.Prior Agreements. This Agreement supersedes all prior agreements entered into by Vonage and Executive, except for the following: (1) Section 3(b), Sections 4 through 11 and Section 14 of the Employment Agreement, which terms survive the termination of the Employment Agreement pursuant to Section 17 thereof, (2) the Non-Compete Agreement, (3) the Confidentiality Agreement, (4) the Stock Option Agreements, and (5) the Indemnification Agreement. [List other appropriate agreements between Vonage and Executive.]
7.Resignation from Directorships and Officerships. Pursuant to Paragraph 4(g) of the Employment Agreement, Executive affirms that the termination of Executive’s employment by the

Executive or the Company for any reasons shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company.
8.Confidentiality of Agreement. Executive agrees to keep secret and strictly confidential the terms of this Agreement (except to the extent this Agreement is publicly filed) and further represents and warrants that he will not disclose, make known, discuss or relay any information concerning this Agreement, or any of the discussions leading up to this Agreement, to anyone (other than members of his immediate family, accountants or attorneys who have first agreed to keep said information confidential and to not disclose it to others), and that he has not done so. The foregoing shall not prohibit or restrict such disclosure as required by law or in connection with Vonage’s filings with the Securities and Exchange Commission or any other governmental or regulatory body or as may be necessary for the prosecution or defense of claims relating to the performance or enforcement of this Agreement or prohibit or restrict Executive (or Executive’s attorney) or Vonage from responding to any such inquiry about this settlement or its underlying facts and circumstances by the Securities and Exchange Commission, the New York Stock Exchange, any other self-regulatory organization, or in response to a duly served and effective subpoena or discovery request in the course of any litigation. Prior to making any disclosure other than to his immediate family, accountants or attorneys, Executive shall provide Vonage with as much notice as practicable that he has been requested or compelled to make disclosure and shall cooperate with Vonage to maintain the confidentiality of this Agreement to the fullest extent possible.
9.Return of Property and Documents. Executive represents and warrants that he has returned, or will immediately return, to Vonage all Vonage property (including, without limitation, any and all computers, BlackBerries, cell phones, identification cards, card key passes, corporate credit cards, corporate phone cards, files, memoranda, keys and software) in Executive’s possession and that he has not, and will not, retain any duplicates or reproductions of such items. Executive further represents and warrants that he has delivered to Vonage all copies of any Confidential Information (as defined in the Confidentiality Agreement) in his possession or control and has destroyed all copies of any analyses, compilations, studies or other documents in his possession that contain any Confidential Information. Notwithstanding the foregoing, Executive shall maintain ownership and use of his rolodex and other address books, and Vonage agrees to cooperate with Executive in the transfer to Executive of cell phone and BlackBerry numbers used by Executive if such numbers are registered in Vonage’s name.
10.Notices. All notices, requests, demands and other communications hereunder to Vonage shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Vonage may subsequently designate:
Vonage Holdings Corp.
23 Main Street
Holmdel, New Jersey 07733
Attention: Office of Chief Legal Officer

Any such notice, request, demand or other communication to Vonage delivered in the manner specified above shall be deemed duly given only upon receipt by Vonage.
All notices, requests, demands and other communications hereunder to Executive shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier, or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Executive may subsequently designate:
David T. Pearson
at the last address on record with Vonage

Any such notice, request, demand or other communication to Executive delivered in the manner specified above shall be deemed duly given only upon receipt by Executive.
11.Severability. If, at any time after the Effective Date, any provision of this Agreement shall be held by any court of competent jurisdiction or arbitrator to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided, however, that upon finding that Paragraph 4(a) is illegal and/or unenforceable, Vonage shall be released from any obligation to make any payment pursuant to Paragraph 5 of this Agreement, and Executive shall repay to Vonage any and all amounts already received pursuant to Paragraph 5.
12.Choice of Law; Arbitration. The terms of this Agreement and all rights and obligations of the Parties, including its enforcement, shall be interpreted and governed by the laws of the State of New Jersey, without regard to conflicts of law principles. Pursuant to Section 11 of the Employment Agreement, which is incorporated by operation thereof and reference herein, any disputes arising out of this Agreement and which are mandatorily arbitrable shall be settled exclusively by arbitration before the American Arbitration Association at a location in New Jersey.
13.Injunctive Relief. Notwithstanding the limited agreement to arbitrate set forth in Paragraph 12 of this Agreement, any claim alleging breach of Paragraph 8 of this Agreement, alleging breach of Sections 5, 6 or 7 of the Employment Agreement, or alleging breach of the Confidentiality Agreement or Non-Compete Agreement may be brought in any federal or state court of competent jurisdiction in the State of New Jersey, where the parties consent to jurisdiction and agree not to argue that it is an inconvenient forum for resolution of the claim. In accordance with Section 8 of the Employment Agreement and this Paragraph 13 of the Agreement, a material breach of Section 5, 6 or 7 of the Employment Agreement, of Paragraph 8 of this Agreement, or of the Confidentiality Agreement or Non-Compete Agreement shall be considered to be irreparable harm, where no adequate remedy at law would be available in respect thereof. The Parties agree that neither Party will have any obligation to post a bond to obtain said injunctive relief.
14.Modification of Agreement. No provision of this Agreement may be modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the Parties hereto. No waiver by either Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
15.Withholding. Vonage may withhold from amounts payable or benefits provided under this Agreement any and all federal, state and local taxes that are required to be withheld and reported by any applicable laws and regulations. Vonage may also withhold and report any amounts necessary pursuant to the benefit plans, policies or arrangements of Vonage or otherwise, in accordance with any applicable Vonage policies, laws and/or regulations.
16.Entire Agreement; Headings. Other than as set forth in Paragraph 6 hereof, this Agreement sets forth the entire agreement between the Parties hereto and any and all prior and contemporaneous agreements, discussions or understandings between the Parties pertaining to the subject matter hereof, including relating to severance payments or compensation, have been and are merged into and superseded by this Agreement. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
17.Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.
18.EXECUTIVE ACKNOWLEDGES AND WARRANTS THAT:

(a)    he has read the terms of this Agreement and that he understands its terms and effects, including the fact that he has agreed to release and forever discharge Vonage or any releasee from any legal action arising out of his employment relationship with Vonage, the terms and conditions of that employment relationship, and the termination of that employment relationship;
(b)    he has signed this Agreement voluntarily and knowingly in exchange for the consideration described and referenced herein, which he acknowledges as adequate and satisfactory to him;
(c)    he has been informed that he has the right to consider this Agreement for a period of twenty-one (21) days from receipt prior to entering into this Agreement and he has signed on the date indicated below after concluding that this Agreement is satisfactory;
(d)    he has been informed that he has the right to revoke this Agreement for a period of seven (7) days following his execution of this Agreement by giving written notice to Vonage to the attention of Office of Chief Legal Officer, Vonage Holdings Corp., 23 Main Street, Holmdel, New Jersey 07733. This Agreement shall not be effective or enforceable until Executive’s right to revoke this Agreement has lapsed;
(e)    he has been and is hereby advised in writing by Vonage to consult with an attorney prior to signing this Agreement and he has consulted with his attorney and fully discussed and reviewed the terms of this Agreement with his attorney;
(f)    neither Vonage, nor any of its agents, representatives or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained and referenced herein; and
(g)    this Agreement shall be governed, interpreted and enforced by and under the laws of the State of New Jersey, without regard to choice of law principles.

VONAGE HOLDINGS CORP.

By:		By:
David T. Pearson

Dated:		Dated:

Exhibit C
Employee Confidentiality and Innovations Agreement

Exhibit D
Non-Compete Agreement

NON-COMPETE AGREEMENT
AGREEMENT, dated this 25the day of April, 2013, by and between Vonage Holdings Corp. and its subsidiaries, a Delaware corporation with principal executive offices at 23 Main Street, Holmdel, New Jersey 07733 (“Vonage”), and David T. Pearson (“Employee”).
In consideration of Employee’s employment with Vonage or continued employment with Vonage, as the case may be, Employee agrees to be bound by the terms of this Non-Compete Agreement (“Agreement”) as follows:

Restriction on Competition. During the period of Employee’s employment with Vonage and for a period of twelve (12) months thereafter, Employee will not provide services to the portion of any entity that sells and markets residential/home broadband connectivity or broadband voice service (a “Competitive Entity”) as an employee thereof or as a direct individual consultant thereto (or through an entity specifically formed for the purpose of evading the limitations hereof) anywhere within the “Territory,” that term meaning within the United States, Canada, and Brazil, in those States and provinces (or States and provinces contiguous thereto) in which Vonage conducts or is substantially prepared to conduct its business on the date of Employee’s employment termination. Nothing contained in this Section 1 shall be deemed to prohibit Employee from acquiring or holding, solely for investment, publicly traded securities of a Competitive Entity, provided such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such Competitive Entity.
Specific Remedies. If Employee commits a breach of any of the provisions of Section 1, Vonage shall have the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to Vonage and that money damages will not provide an adequate remedy.

Independence,
Severability and Non-Exclusivity. The right enumerated in Section 2 shall be in addition to and not in lieu of any other rights and remedies available to Vonage at law or in equity. If any of the covenants contained in Section 1 (“Covenants”) or any part of any of them, is found by a court of competent jurisdiction to be invalid or unenforceable, this shall not affect the remainder, or rights or remedies under this Agreement, which shall be given full effect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction on courts located within the geographical scope of the Covenants. If any of the Covenants is held to be invalid or unenforceable because of the duration or geographical area, the parties agree that the court making such determination shall have the power to reduce the duration and/or area and, in its reduced form, such Covenant shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect Vonage’s right to the relief provided in Section 2 or otherwise in the courts of any other jurisdiction within the geographical scope of the Covenants.

Successors; Binding Agreement. This Agreement and all obligations of Employee hereunder shall inure to the benefit of, and be enforceable by, Vonage and Vonage’s successors in interest.
Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto relating to its subject matter hereof, and supersedes all prior negotiations, discussions, preliminary agreements and agreements relating to that subject matter.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to conflicts of law provisions).
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

Vonage Holdings Corp. By:	AGREED AND ACCEPTED: Employee Signature
Name:
Title:	Date